Robinhood Ventures Fund I Roadshow Kickoff

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Robinhood Ventures Fund I
Roadshow
Kickoff

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[Title] Robinhood Ventures Fund I Roadshow Kickoff

[Description] Historically, investing in private markets has been limited to institutions and the elite. But not anymore. Join Vlad and the Robinhood Ventures team for the Robinhood Ventures Fund I Roadshow kickoff on Tuesday, February 17 at 10 AM PT to learn more about Robinhood Ventures—a new way for everyday investors to gain exposure to private companies.

Disclosures [Date Range: 2/17-2/25)

This presentation has been made available to you with the consent of Robinhood Ventures Fund I ("RVI"). RVI has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-290253) with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement and other documents RVI has filed with the SEC for more complete information about RVI and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained from: Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West St., New York, NY 10282, telephone: 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com. Investors are advised to carefully consider the investment objectives, risks, charges and expenses of RVI before investing. This

presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This presentation contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements contained in this presentation include, but are not limited to, statements about RVI's investment objectives, RVI's intent to hold a concentrated portfolio of private companies at the frontiers of their respective industries, RVI's intent to hold these companies for the long term and whether any such companies will themselves conduct an IPO. Actual results or events could differ materially from the disclosed plans, intentions, and expectations . You should not place undue reliance on these forward-looking statements. RVI undertakes no obligation to update any forward-looking statements after the date of this presentation except as required by law.

An investment in RVI is speculative and involves a high degree of risk, including the possible loss of the entire investment.

This presentation contains statements of opinion and belief based on management's current views and assumptions, which are subject to change. These statements are not guarantees of future performance and involve risks and uncertainties; actual results may differ materially.

Robinhood Ventures is the investment adviser to RVI. Robinhood Ventures is the dba of Robinhood Ventures DE, LLC ("RHV"), a wholly owned subsidiary of Robinhood Markets, Inc.

RVI is a newly organized, non-diversified closed-end fund investing in a concentrated portfolio of private "Frontier Companies." This strategy involves limited information, illiquidity, valuation uncertainty and risk of loss. Shares and RVI's net asset value ("Net Assets," meaning total assets minus liabilities) may be volatile; shares may trade at a discount or premium; and exposures may be through illiquid private vehicles with capital calls and additional fees. RVI may use leverage, has limited operating history, and does not expect to pay regular quarterly dividends or become a predictable distributor, which may reduce or delay returns.

A "Frontier Company" is a private company that, in RHV's view, is a best-in-class, growing business operating at the cutting edge of its sector. "Best-in-class" means RHV believes the company has one or more competitive advantages relative to peers.

There is no assurance that any investment described herein will be profitable. Past performance does not guarantee future results. Portfolio allocations may change over time, and the performance of any single company may not materially affect RVI's overall results. Holdings are subject to change. There is no assurance that the private companies in which RVI invests will experience a liquidity event.

Closed-end funds do not redeem shares at an investor's request. No shareholder has the right to require RVI to redeem shares. Although RVI expects its shares to list on an exchange, an active trading market

may not develop. Investors may be unable to sell their shares and should be prepared to hold them indefinitely.